Exhibit 10.1

Licensed & Developed Works Agreement
Statement of Work
Base Agreement #4900PC0033
SOW# 4906FL0029
This Statement of Work (“SOW”) # 4906FL0029 adopts and incorporates by reference the terms and conditions of Licensed and Developed Works Agreement # 4900PC0033/PDSC-99-1146 (“Base Agreement”) between International Business Machines Corporation (“Buyer”) and Pacific Decision Sciences Corporation (“Supplier”). This SOW is effective beginning on May 1, 2006 and will remain in effect until terminated. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW, the Base Agreement, and any applicable Work Authorizations (“WAs”). This SOW is not a WA.

This SOW supersedes and replaces SOW #4900PC0034/PDSC-99-9198 dated March 31, 1999 and all amendments thereto.

1.0 Scope Of Work
Buyer licenses from Supplier a computer software program known as PDSC Service Management System, Version: 7.4 (Base Software) and all PDSC Service Modules currently installed at IBM, including RF and Web Interfaces, which enable those activities and capabilities described by Section 3.0 of this SOW. Supplier will provide to Buyer the Licensed Works described in Section 3.0 of this SOW. Supplier will provide Buyer with maintenance and support for the Licensed Works as described in the Attachment entitled “Testing, Maintenance and Support.”.

2.0 Definitions
The following definitions are applicable to this SOW and are in addition to or in place of, the definitions listed in Section 1.0 of the Base Agreement.

Strategic Call Management Application– (hereinafter “SCM”) means web-based Call Center application to support Buyer’s Global Service Delivery Process (“GSDP”) by improving customer service, reducing the dependency on multiple legacy environments, consolidating systems where appropriate, and enabling business changes to be introduced and delivered quickly on a global basis. The solution will introduce a service oriented architecture utilizing Buyer and Supplier services components.

3.0 Licensed Work
3.1    Description of Licensed Work
General Description of Licensed Work:

1.	Code name and version number
	a.	PDSC Service Management System, Version: 7.4 (“Base Software”)
	b.	All PDSC Service Modules and Subsystems (hereinafter “Modules”) currently installed at Buyer, including RF and Web Interfaces.
	c.	All Developed Works created by Supplier under the terms of an SOW between Buyer and Supplier
2.	General description of its function
Service Modules and Subsystems

DISPATCH
	•	Call Management
	•	Installed Configuration Management
	•	Automatic Technician Assignment
	•	Complaint Management
	•	Full-time Background Escalation Routine
TAC (Technical Assistance Center)
	•	Provides on-line telephone support to help diagnose and resolve problems
	•	Expert System with self-learning database updated via Technician call close information
	•	Problem-Symptom-Cause-Action Trees per Product
SCHEDULING
	•	Employees Calendar for Availability
	•	Planned Events Management (FCO, PM, Installs, Etc.)
T&M BILLING
	•	Data collected from Service Call
	•	Approval Cycles and Limits

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Statement of Work

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SOW# 4906FL0029

•	Audit Trails
•	Invoicing
MAINTENANCE CONTRACTS
•	Quotation Sales Cycle
•	Prospect – Proposal – Multiple Quotes – Contract
•	Multiple Coverage Options
•	Billing and Renewal Management
•	Profitability Reporting
INVENTORY AND DEPOT REPAIR
•	EPO, Purchase Order, Field Replenishment Order
•	Multiple Level Parts Stocking Echelon
•	Serial Number History
•	Parts Forecasting
•	RMA management
•	Repair Process Management
•	Asset Management
TRAINING
•	Training Facility/Class Room Scheduling
•	Training Machines and Material Management
•	Enrollment, Class Size, and Diploma Management
•	Instructor Availability Scheduling
•	Supports Free, Fee, Discounts, and Coupons Classes
•	Automatic Update of Employee Skill Base
ADDITIONAL FEATURES
•	Web Enabled for Customer e-service
•	Expert System Process (ESP) Scripting Tool
•	Entitlement
•	Auto Routing and Scheduling
•	RF Technician Device Driver
•	Two-way and Alpha Paging
• One-way Paging supported in Base System
• Paging Options to Support All Paging devices and methods as well as All Carriers
• Auto Faxing
•	Remote Wireless via any Browser Device and a Cellular Phone
• Field Sales and Technician Communication Option
• Supports Internet Communications via any Browser Capable Device:
• Desktop, Laptop, Handheld, Palmtop, or WAP Phone
• Supports Mixed Devices in the Field
•	Bar Coding for Inventory and Depot Repair
• Receiving and Shipping Support
• Physical and Cycle Inventory Counts
• Repair Process Routine Control

Data Importing/Exporting

The Base Software contains standard API’s for importing and exporting files for keeping the Base Software in-sync with most of Supplier’s Legacy Systems such as CIS, QSAR, WPS, RCMS, MPI, CMR, PEW, CHIS, RTS and PIMS. Protocols include: ECI, MQSeries, as well as standard ASCII file formats used to export in various IBM compatible formats.

Views, printing, reports
Reports are available on-line, as well as predefined printed reports. Reports will be printable on networked or standalone printers

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Pre-written reports and forms will be available for viewing and printing. Notable among these forms are the Service Call Statistical Analysis, Contract Profitability and Inventory Forecasting Reports. Existing reports may be modified by users to customize them for their specific situations.

The Base Software exports all required data to existing Supplier Data Warehouses. Users can also develop additional reports using third-party report-generating software such as Crystal Reports. The Base Software’s export data formats will support this option.

Security

The software will be accessed via user ID and password entered at AIX. Optionally, an application level password can be required. There will be 3 levels of security—operator, manager, and system administrator.

3.	Documentation
	a.	All documentation currently provided and co-developed with Buyer. Upon request, Supplier will provide Base Software documentation, if required.

4.	Delivery Requirements - Licensed Works and Service Modules will be delivered via secure File Transfer Protocol (“FTP”)
Specific Description of Licensed Work:
1. Code name and version number:

a)	format - AIX OS, Universe DB and System Builder 4GL Development tool
b)	required function - Call Management to support Buyer Global requirements
c)	performance criteria – As per defined Buyer’s Performance Criteria
d)	quality criteria - As per defined Buyer’s Auditing Requirements
e)	Installation - As per defined Buyer’s Installation Requirements
f)	Resolution - N/A
g)	product/operating system supported – Any operating system currently deployed or in development (IBM AIX, Linux, etc.)
h)	national language support version required - IBM NLS Support via Universe DB and System Builder 4GL Development Tool

3 .2    Identification of Tools
Tools for the Licensed Work and any Developed Works are identified below. Supplier will update this list for all changes as soon as practicable after the change is identified.

Description	Part Number / Model Number	Version / Release	Owner
1 SB Client	SBClient	5.3.8 (build 386)	IBM
2 System Builder	System Builder	5.3	IBM
3 AIX	AIX	10.1	IBM

3.3     Basic Enhancement & Error Correction Warranty Period
For the term of this SOW, Supplier will provide to Buyer, at no charge, Major Enhancements, Basic Enhancements and Error Corrections to the Licensed Work.

4.0  Rights In Licensed Works
4.1     Licensed Works
Supplier grants Buyer and Buyer Personnel a nonexclusive, worldwide, perpetual, irrevocable, fully paid up and royalty free license to prepare and have prepared Derivative Works of the Licensed Works and to use, have used, execute, reproduce, transmit, display, perform, transfer and distribute internally within Buyer’s organization the Licensed Works and such Derivative Works, in any medium or distribution technology, and to grant others the rights granted herein.

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4.2     Patents
The grant of rights and licenses to the Licensed Work and Derivative Works includes a nonexclusive, worldwide, perpetual, irrevocable, paid-up license under any patents and patent applications that are owned or licensable by Supplier now or in the future which may be (a) required to make, have made, use or have used the Licensed Works or its derivative works, or (b) required to license or transfer the Licensed Works or its derivative works. This license applies to the Licensed Works and any derivative works operating alone or in combination with equipment or Code. The license scope is to make, have made, use, have used, sell, license or transfer items, and to practice and have practiced methods, to the extent required to exercise the rights to the Licensed Works and Tools granted hereunder.

4.3     Externals
Supplier grants Buyer and Buyer Personnel a nonexclusive, worldwide, perpetual, irrevocable, paid-up license to prepare and have prepared Derivative Works of the Externals, and to use, have used, execute, reproduce, transmit, display, perform, transfer, and distribute internally within Buyer’s organization the Externals and such Derivative Works, in any medium or distribution technology, and to grant others the rights granted herein.

4.4     Names and Trademarks
Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up license to use the names and trademarks Supplier uses to identify the Licensed Work for Buyer’s marketing of the Licensed Work and its derivative works. If Supplier objects to Buyer’s improper use of Supplier’s names or trademarks, Buyer will take reasonable steps necessary to resolve Supplier’s objections. Supplier may reasonably monitor the quality of Licensed Work bearing its trademark under this license. Any goodwill attaching to Buyer’s trademarks, service marks, or trade names belongs to Buyer and this Agreement does not grant Supplier any right to use them.

4.5     Buyer’s Organization
As used in these License Grants, “Buyer’s organization” means any division of IBM or any of its subsidiaries in any location throughout the world.

4.6     Outsourcing Services
Supplier grants Buyer and Buyer Personnel a nonexclusive, worldwide, perpetual, irrevocable, paid-up license to use the Licensed Works to provide services to legitimate customers of Buyer pursuant to an outsourcing services agreement being in place between Buyer and their outsourcing customer. In the event Buyer provides outsourcing services to licensed customers of the Licensed Works, Buyer will not owe Supplier a fee for access to or assignment of a license to such Licensed Work or for transfer of the applicable Licensed Work to a Buyer computer system which is of like configuration as the computer system for which the Licensed Work was licensed. The foregoing is subject to Buyer providing Supplier notice of such Licensed Work to be managed by Buyer and provided the Licensed Work will only be used on behalf of the customer. Upon expiration or termination of the agreement to provide outsourcing services to the customer, Buyer’s right to use that copy of the Licensed Work will end.

5.0     Taxes
Supplier’s invoices shall state all applicable Taxes owed by Buyer, if any, by tax jurisdiction and with a proper breakdown between taxable and non-taxable Deliverables and Services. Supplier assumes responsibility to timely remit all such Tax payments to the appropriate governmental authority in each respective jurisdiction. Supplier agrees to use its best efforts to properly calculate any applicable Taxes at the time of invoice. Supplier and Buyer agree to cooperate to minimize, wherever possible and appropriate, any applicable Taxes, including reasonable notice and cooperation in connection with any audit. Supplier shall also bear sole responsibility for all taxes, assessments, or other levies on its own leased or purchased property, equipment or software. Buyer will pay incremental Taxes (which are additional Taxes due as a result of Supplier’s failure to properly invoice Buyer for the correct amount of Taxes) that are legally owed to Supplier. Supplier shall submit, within a reasonable amount of time, a “Tax Only Invoice” which represents the correct amount of Taxes owed. Supplier shall not request or expect payment for any fines, penalties, and/or interest on such incremental Taxes. This provision shall not apply when Buyer accrues the Tax or when a jurisdiction assesses such Tax on Buyer. If Buyer provides a direct pay certificate, certification of an exemption from Tax or reduced rate of Tax imposed by an applicable taxing

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authority, then Supplier agrees not to invoice nor pay any such Tax unless and until the applicable taxing authority assesses such Tax, at which time Supplier shall invoice and Buyer agrees to pay any such Tax that is legally owed.

Buyer shall withhold Taxes as required under applicable law on payments made to Supplier hereunder and shall be required to remit to Supplier only the net proceeds thereof. Buyer agrees to remit in a timely manner all Taxes withheld to the appropriate government authority in each respective jurisdiction.

Supplier will reimburse Buyer from any claims by any jurisdiction relating to Taxes paid by Buyer to Supplier; and for any penalties, fines, additions to Tax or interest thereon imposed as a result of Supplier’s failure to timely remit the Tax payment to the appropriate governmental authority in each respective jurisdiction. Supplier shall also reimburse Buyer for any claims made by a taxing jurisdiction for penalties, fines, additions to Tax and the amount of interest thereon imposed with respect to Supplier’s failure to invoice Buyer for the correct amount of Tax.

6.0  Supplier’s Responsibilities

6.1
Supplier will deliver a completed Certificate of Originality for the Licensed Works provided under this SOW. Supplier will use the Certificate of Originality form set forth in the attachment to this SOW for these purposes. Buyer may suspend payment to Supplier for the Licensed Works if Supplier does not provide an acceptable Certificate of Originality. Payment will be made after Buyer receives and accepts the Certificate of Originality.

6.2
Supplier will deliver a completed Confirmation of Assignment of Copyright form for the Licensed Works provided under this SOW. Supplier will use the Confirmation of Assignment of Copyright form set forth in the attachment to this SOW for these purposes. Buyer may suspend payment to Supplier for the Licensed Works if Supplier does not provide an acceptable Confirmation of Assignment of Copyright. Payment will be made after Buyer receives and accepts the Confirmation of Assignment of Copyright.

6.3	In addition to delivering Licensed Works, Supplier will:
	•	participate in progress reviews, as requested by Buyer, to demonstrate Supplier’s performance of its obligations;
•
maintain records to verify authorship of Licensed Works and Developed Works for four (4) years after the termination or expiration of this SOW. On request, Supplier will deliver or otherwise make available this information in a form specified by Buyer;

	•	as part of Supplier’s importation requirements, provide to Buyer on the commercial invoice:
		1.	the Harmonized Tariff Code of the importing country for every Product; and
		2.	an invoice description that provides enough detail to verify the categorical classification of every Product.
•
for all Supplier Software, supply Buyer with a report outlining the current version numbers and anticipated cessation of support dates for that Software. This report must be provided on a biannual basis or more frequently if required by Buyer

6.4	Testing
	•	Supplier will perform the following tests prior to delivery of the Licensed Work (“Pre-Delivery Testing”):
		1.	component testing;
		2.	functional verification testing;
		3.	system testing; and
		4.	compatibility testing.
	•	Upon Buyer’s request, the details of such testing will be mutually agreed to by the parties.
	•	Supplier will provide to Buyer concurrent with each delivery of a Licensed Work all test results, test scenarios, test cases, and test reports associated with the Pre-Delivery Testing.

6.5  Asset Protection
In the event that assets are loaned to Supplier and there is no separate loan agreement in place between Buyer and Supplier for those assets, Supplier will be responsible for risk of loss and for the return of those assets to Buyer.

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6.6    Third Party Code Warranty
Supplier represents and warrants on an ongoing basis that, before entering into this SOW, Supplier has disclosed to Buyer in writing the existence of any third party code, including without limitation open source code and freeware, (“Third Party Code”) that is included in or is provided in connection with the Deliverables and that Supplier and the Deliverables are in compliance with all licensing agreements applicable to such Third Party Code. Supplier further represents and warrants on an ongoing basis that, 1) before including any Third Party Code in any modifications, new releases, or new versions of the Deliverables under this SOW, Supplier will disclose to Buyer in writing the existence of such Third Party Code and 2) modified Deliverables or new releases or new versions of the Deliverables including Third Party Code will be in compliance with all licensing agreements applicable to such Third Party Code. Supplier will not provide to Buyer any Deliverables or modifications to or new releases or versions of Deliverables, that include Third Party Code, unless Buyer has approved the inclusion of such Third Party Code.

6.7    Financial Reporting
Upon Buyer request, Supplier will provide a Dun and Bradstreet report or similar report at Supplier’s expense to Buyer. Submission of the Dun and Bradstreet report must be initiated through the IBM Global Procurement Supply Portal and routed directly from Dun and Bradstreet to Buyer. Supplier will be responsible for the full cost of the report at the price established by Dun and Bradstreet, and no rebate, refund or other discount which may be applicable to Buyer or its Affiliates will apply to the price of the report purchased by Supplier.

7.0  Quality Measurements
7.1.    Supplier represents that it has a product and service quality program for the Licensed Works that:

1)	includes performance targets;
2)	includes assessment of engineering, development and test processes;
3)	includes configuration and change management processes;
4)	includes assessment of the quality of Deliverables, Products and Services;
5)	documents non-conformances; and
6)
includes processes to correct errors or other non-conformances. Supplier will periodically, as negotiated, provide Buyer its standard product development life cycle and error metrics. An example of the data of interest is included in the Attachment entitled “Sample Data Collection Form for Supplier”.

7.2	The parties agree that the Attachment entitled “Quality Requirements for Commercially Available Software” is hereby incorporated by reference into this Agreement.

8.0   Buyer’s Responsibilities

1.	Prompt Payment per the payment terms in section 9.0
2.	Provide Project Management and other project skills to SCM Releases

9.0  Payments
9.1     Payment Terms
The terms of payment are net 60 days either after receipt of Supplier’s valid invoice or after receipt of the Deliverables or Services, whichever is later.

9.2  Payment for Licensed Works
Buyer will pay certain amounts to Supplier when the following milestones of the SCM Initiative are achieved. An External Design Document (“EDD”) will be produced for each SCM release that defines the functionality that will be built and delivered for each release, along with the delivery/acceptance dates for each release. Buyer has sole authority to determine that Deliverables under the EDD’s are acceptable for delivery:

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	Milestones		Payment

1.	Upon Supplier’s delivery of the Licensed Work which substantially complies with its specifications, Service Modules, Certificate of Originality, and Confirmation of Assignment of Copyright Form		$2,500,000

2.	Delivery of SCM Release 0		*

3.	Delivery of SCM Release 0.5		*

4.	Delivery of SCM Release 1.0		*

		Total:	$5,000,000

9.3	Ongoing Maintenance Support and Fee
a.
At Buyer’s option, Supplier programmer resources will be made available to maintain the Licensed Works and the implemented solution as well as provide additional new development / customizations of the Licensed Works as required. Ongoing support means:

	•	7/24 coverage of production environment;
	•	Developer management and support, and;
	•	40 hours a week new development per programmer
b.	Support Fee Structure. Payment will be graduated upon the number of programmers dedicated to the ongoing maintenance and support described above:
		•	* per month per programmer for less than 5 programmers
		•	* per month per programmer for greater than 4 and less then 10 programmers
		•	* per month per programmer for 10 or more Supplier programmers or support personnel

10.0   Communications
All communications between the parties will be carried out through the following designated coordinators. All notices required in writing under this Agreement will be made to the appropriate contact listed below at the following addresses and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.

Business Coordinators
FOR SUPPLIER		FOR BUYER
Name	Mike Feder	Name	Mark Carey
Title	President	Title	SCM Project Executive
Address	400 Royal Palm Way Suite 410 Palm Beach, FL 33480	Address	3039 Cornwallis Rd RTP, NC 27709
Phone	561-805-8028	Phone	919-543-3540
Fax		Fax	919-486-2768
E-mail	mfeder@adsx.com	E-mail	mcarey@us.ibm.com

Legal Coordinators
FOR SUPPLIER		FOR BUYER
Name	Michael Krawitz	Name	Ron Leviner
Title	Executive VP, General Counsel	Title	Staff Attorney
Address	400 Royal Palm Way Suite 410 Palm Beach, FL 33480	Address	294 ROUTE 100 SOMERS, NY 10589
Phone	561-805-8005	Phone	914-766-4562

* Confidential Treatment Requested

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Fax		Fax (Fax notice shall be valid only when verbal confirmation of receipt is obtained.)
E-mail	mkrawitz@adsx.com	E-mail	rleviner@us.ibm.com

Technical Coordinators
FOR SUPPLIER		FOR BUYER
Name	David Dorret	Name	David Nusbaum
Title	Chief Technology Officer	Title	SCM Architect
Address	180 South Prospect Suite 250 Tustin, CA 92780	Address	3605 HWY 52 N ROCHESTER MN 55901
Phone	(714) 832-2200 ext 52	Phone	507-286-6323
Fax		Fax	507-253-0389
E-mail	david.dorret@PDSC.COM	E-mail	nusbaum@us.ibm.com

11.0   Electronic Commerce
Unless previously submitted by Supplier, in order to initiate electronic transfer of payments associated with this SOW, Supplier will complete the attached form entitled “Authorization for Electronic Funds Transfer” and fax the completed form to Accounts Payable at the number included on the form.

12.0   Additional Provisions
The following are additional provisions that modify the referenced Sections of the Base Agreement as follows:

Section 1.0 – Definitions – Add the following definitions:
“Electronic Self-Help” means a process where Supplier electronically disables, removes, or otherwise prevents the use of its software product without the Buyer’s or Buyer’s Customer’s cooperation or consent. Electronic Self-Help could be done through electronic or other means (for example: remotely through “back doors” or hidden entrances in the software or through hidden shut-down commands in the software that can be activated by phone or in other ways).

“Taxes” means any and all applicable taxes, charges, fees, levies or other assessments imposed or collected by any governmental entity worldwide or any political subdivision thereof and however designated or levied on sales of Deliverables or Services, or sales, use, transfer, goods and services or value added tax or any other duties or fees related to any payment made by Buyer to Supplier for Deliverables and/or Services provided by Supplier to Buyer under or pursuant to this Agreement; exclusive, however, of any taxes imposed upon the net income or capital of Supplier, any taxes in lieu of such net income taxes and any other taxes which are to be borne by Supplier under law.

Section 7.0 – Ongoing Warranties – Add the following ongoing representations and warranties: Supplier makes the following ongoing representations and warranties:

•	Supplier will not engage in Electronic Self-Help;
•
Deliverables and Services which interact in any capacity with monetary data are euro ready such that when used in accordance with their associated documentation they are capable of correctly processing monetary data in the euro denomination and respecting the euro currency formatting conventions (including the euro sign);

•
Supplier is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals in the U.S., or outside the U.S., release or transfer of technology and software having U.S. content or derived from U.S.-origin software or technology); it is knowledgeable with

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applicable supply chain security recommendations issued by applicable governments and industry standards organizations and will make best efforts to comply with such recommendations;
•
Unless authorized by applicable government license or regulation, including but not limited to any U.S. authorization, Supplier will not directly or indirectly export or reexport, at any time, any technical information, technology, software, or other commodity furnished or developed under this, or any other, agreement between the parties, or any other product that is developed or produced from or using Buyer’s technical information, technology, software, or other commodity provided under this Agreement to any prohibited country (including release of such technical information, technology, software, or other commodity to nationals, wherever they may be located, of any prohibited country) as specified in applicable export, embargo, and sanctions regulations;

•
Supplier will not use, disclose, or transfer across borders any information that is processed for Buyer that may identify an individual (Personal Data), except to the extent necessary to perform under this Agreement; and

•
Supplier will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and other protections for the Personal Data, will report any breaches of protection of Personal Data, and will cooperate fully with Buyer’s requests for access to, correction of, and destruction of Personal Data in Supplier’s possession.

Section 11.0 – Limitation of Liability – Add the following:
In no event will either party be liable for the respective actions or omissions of its Affiliates under this Agreement.

Supplier acknowledges and agrees that all WA’s or PA’s issued by Buyer’s Affiliate(s) are independent agreements between Supplier or Supplier Affiliate and the Buyer Affiliate. Buyer shall not be liable to Supplier or Supplier Affiliate(s) for any actions or inactions of any Buyer Affiliate(s) under a WA or PA, nor shall any actions or inactions by Buyer’s Affiliate(s) constitute a breach of the Agreement between Buyer and Supplier.

Section 14.0 – General – Add the following:
Supplier will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices. Supplier and its Affiliates have not and will not offer, promise or make or agree to make any payments or gifts (of money or anything of value) directly or indirectly to anyone for the purpose of influencing, or inducing anyone to influence decisions in favor of, Buyer or any of its Affiliates.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:
International Business Machines Corp.		Pacific Decision Sciences Corporation
By: /s/ Howard Nicholas	5/10/06	By: /s/ David Englund	5/9/06
Buyer Signature	Date	Supplier Signature	Date

Howard Nicholas		David Englund
Printed Name		Printed Name
Enterprise Software Procurement Relationship Manager – IBM Global Procurement		Executive Vice President Pacific Decision Sciences Corporation
Title & Organization		Title & Organization
Buyer Address:		Supplier Address:
11400 Burnet Road		180 South Prospect
Austin, TX 78758		Suite 250
Tustin, CA 92780

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